Exhibit 10.1

Amendment No. 1 to the Employment Offer Letter

For John H. Kispert

Dated February 12, 2009

THIS AMENDMENT NO. 1 to the Employment Offer Letter dated February 12, 2009 (“Agreement”), by and between Spansion Inc. (“Spansion”), a Delaware corporation and John H. Kispert, an individual, is made and entered into as of July 9, 2009.

Whereas, Spansion and Mr. Kispert wish to amend the Agreement, and it is agreed that the Agreement shall be modified by deleting the second paragraph thereof (beginning “You will also be entitled to a bonus . . .”) in its entirety and inserting in lieu thereof the following:

You will also be entitled to a bonus of $1,750,000, less applicable deductions and withholdings, upon consummation of the first to occur of any of the following transactions (each a “Transaction”):

(i) A merger or consolidation of Spansion with any other corporation which constitutes a change in ownership of the securities of Spansion representing more than fifty percent (50%) of the total voting power represented by Spansion’s then outstanding securities, other than a merger or consolidation which would result in holders of pre-Transaction debts of Spansion generally holding at least fifty percent (50%) of the total voting power represented by the voting securities of Spansion or such surviving entity outstanding immediately after such merger or consolidation; or

(ii) The sale, lease or other disposition by Spansion of all or substantially all of Spansion’s assets, which occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from Spansion that have a total gross fair market value equal to or more than eight-five percent (85%) of the total fair market value of all of the assets of Spansion immediately prior to such acquisition or acquisitions; or

(iii) The effective date of a plan of reorganization for Spansion that has been confirmed by the United States Bankruptcy Court for the District of Delaware (or any other court having jurisdiction over Spansion’s chapter 11 cases) (the “Court”) and that provides for the continuation of Spansion’s business operations as a going-concern;

provided, however, that: (a) in the case of (i) or (ii) above, the Transaction closes on or prior to March 31, 2010, or in the case of (iii) above, confirmation of the plan of reorganization occurs on or prior to March 31, 2010; (b) no trustee has been appointed in connection with any of Spansion’s chapter 11 cases; (c) in the case of (i) or (ii) above, you are CEO of Spansion as of the date the definitive agreement for the Transaction is signed, or, in the case of (iii) above, you are CEO of Spansion as of the date the final plan of reorganization is filed with the Court; and (d) either (X) you are CEO on the date the Transaction closes, or (Y) you are not CEO on the date the Transaction closes due to Spansion’s termination of your employment other than for Cause, your resignation for Good Reason, or your death or disability, in the case of (i) or (ii) above, after the definitive agreement for the Transaction is signed or, in the case of (iii) above, after the date the final plan of reorganization is filed with the Court. For purposes of clarity, you shall be entitled to payment of only one bonus under the Agreement upon the first Transaction to occur.

All terms and conditions of the Agreement not specifically modified by this Amendment shall remain unchanged and in full force and effect.

You acknowledge and agree that (i) the Agreement and this Amendment require Court approval and this Amendment shall not become effective, and Spansion shall not have any obligation hereunder, until such approval is obtained, and (ii) notwithstanding the terms of the Agreement, Spansion’s failure to obtain bankruptcy court approval of the Agreement within 60 days of the chapter 11 filing by Spansion shall not constitute a material breach of the Agreement and shall not be deemed a breach of its covenant to use reasonable efforts to obtain such approval. Spansion agrees to use reasonable efforts to obtain Court approval of the Agreement and this Amendment within 60 days of the date hereof.

Spansion Inc.		Employee

By:	/s/ Donald L. Lucas	/s/ John H. Kispert
Name:	Donald L. Lucas	John H. Kispert
Title:	Chairman of the Board of Directors
(Authorized representative of the Board of Directors)